EXHIBIT 10.3

Portions of this exhibit marked by [***] have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and, if publicly disclosed, would likely cause competitive harm to the registrant.

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (“Agreement”) effective as of 1 January 2021 by and between The Babcock & Wilcox Company, a Delaware corporation having an office at 1200 E. Market Street, Suite 650, Akron, OH 44305 (hereinafter called “B&W”) and Henry Bartoli with offices at 6 Bamboo Lane, Far Hills, NJ 07931 (hereinafter called the “Consultant”).

WHEREAS B&W wishes to engage the services of the Consultant as specified herein, and the Consultant is ready, willing and able to undertake the rendition of such services:

NOW, THEREFORE, the parties agree as follows:

1.	Description of Services - Consultant shall furnish advice, consultation and related services pertaining as set forth in Exhibit A attached hereto.

2.
Status - During the term of this Agreement, Consultant shall be an independent contractor and shall not be an employee of B&W. B&W shall not be entitled to exercise supervision over the details or methods of performance by Consultant hereunder or to require adherence to specific procedures in performing services hereunder. Consultant shall not be subject to rules or regulations applicable to B&W’s employees or any established work schedule or routine or other supervision of or direction by B&W, as to hours worked or otherwise, provided, however, that all services rendered hereunder shall be so rendered to the satisfaction of B&W. Consultant shall not have authority to obligate B&W to any agreement or to exercise any supervision or direction over B&W’s employees. Since the Consultant is not an employee of B&W, it is not entitled to participate in any of B&W’s employee benefit plans or other programs; and, Consultant shall pay for and be responsible for its own payroll taxes and employee benefits. Provided, however, notwithstanding this Agreement, if the Consultant was previously employed by B&W, the retirement and other benefits that it may be entitled to as a result of said previous employment with B&W shall continue uninterrupted in accordance with the terms and conditions with each respective benefit plan or other program and such benefits shall not be affected by nor have any relationship to this Agreement.

3.
Compensation - The Consultant’s individual contact within B&W shall be Kenny Young (“B&W Authorized Representative”) who shall be responsible for transmitting requests for such advice and consultation from B&W where necessary to enable the Consultant to carry out its responsibilities hereunder and monitoring the Consultant’s work. B&W shall pay the Consultant according to the prices or other fee arrangement set forth in Exhibit B. The Consultant shall be reimbursed by B&W for reasonable customary expenses related to this assignment. In order to be reimbursed, the Consultant shall submit an expense report in B&W’s format to B&W’s Authorized Representative for approval.

4.
Taxes - The Consultant shall bear any taxes whatsoever arising out of Consultant’s relationship with B&W hereunder, including but not limited to, all taxes and contributions assessed on income, any withholding taxes (Federal, State, local), FICA, unemployment withholdings, or other similar obligations on any payments made by B&W to the Consultant hereunder. The Consultant shall indemnify and hold B&W harmless from any taxes, duties or governmental charges assessed against the Consultant.

5.	Inventions, Discoveries or Improvements and Copyrights:

5.1
The Consultant shall report in writing the details of every invention, discovery or improvement (whether patentable or not) (“Inventions”) made or conceived by the Consultant alone or in conjunction with others relating to subjects or matters referred to in Section 1 of this Agreement, or relating to, arising out of, or emanating from services rendered under this Agreement. The Consultant shall assist B&W and its nominee in obtaining patents covering said Inventions in any and all countries, and shall execute or have executed all papers needed in applying for and obtaining any such patents, and shall sign and deliver instruments of assignments of such patents to B&W, all as requested by B&W. If the Consultant is an inventor or co-inventor of any such patent, Consultant shall be named on such patent; however, all Inventions (whether patented or not) shall be and shall remain the property of B&W.

5.2
Consultant hereby assigns and agrees to assign to B&W all of his or her rights, title, and interest in and to all Inventions conceived or reduced to practice during the term of this Agreement and for one year thereafter all applications for U.S. and foreign letters patent disclosing such Inventions and all U.S. and foreign patents granted upon such Inventions.

5.3
All work prepared by the Consultant for B&W, whether textual, graphic, electronic or otherwise is a work for hire (“Work”). In consideration of fees paid under this Agreement and other good and valuable consideration, receipt of which is acknowledged, Consultant assigns to B&W all Consultant’s interest in the Work and in any copyright that may exist thereon if done for B&W for the purposes of fulfilling the obligations of Consultant under this Agreement, together with the right to secure renewals, reissues, and extensions of any such copyright. Such interest and right shall be held to the full end of the term for which the copyright or any renewal or extension thereof is or may be granted.

6.
Security and Non-Disclosure of Information - The Consultant shall be responsible for, and bear the expense of, compliance with governmental laws and regulations applicable to the procurement, utilization or production of information in connection with the furnishing of services hereunder. The Consultant shall keep secret and confidential such information pertaining to B&W, its activities, products, organization or internal affairs as the Consultant may acquire during the term of the Agreement. The Consultant shall not, during such term, aid any individual or organization in competition with B&W regarding matters or subjects similar or related to those either referred to in Section 1 of this Agreement, or dealt with in furnishing its services. Consultant agrees that during the term of this Agreement it will refrain from performing any act or engaging in any course of conduct which has or may reasonably have the effect of demeaning the name or business reputation of B&W or affects adversely or may reasonably affect adversely B&W’s best interest, economic or otherwise.

7.
Drawings, Designs and Data - All drawings, designs, specifications, notebooks, tracings, photographs, negatives, reports, findings, recommendations, plans, data and memoranda of every description, and all copies thereof, furnished to the Consultant or developed in the course of or relating to the services rendered hereunder whether provided in printed form or electronic media of any kind shall be the property of B&W and the Consultant shall not retain copies in any form whether electronically or otherwise of any such matter or material.

8.
Law - The Consultant will comply with all applicable laws (“Laws”) and regulations in the course of its activities on B&W’s behalf and will file periodic reports of its activities including identification of all principals and subagents. This Agreement shall be constructed and governed under the laws of the State of Ohio, U. S. A.

9.	Funds - The Consultant is prohibited from refunding any B&W funds to any director, officer, employee, or other agent of B&W or from making any illegal payment from the funds under applicable laws.

10.
Term - This Agreement shall be effective when signed by the Consultant and by B&W, and shall remain in effect for one (1) year or until completion of the services, whichever occurs first. Either party may terminate this Agreement upon thirty (30) days’ advance written notice to the other party. This Agreement will be terminated without further liability or obligation on the part of B&W should the Consultant breach any of the covenants of this Agreement.

11.	Compliance with Law and Ethics.

11.1	Consultant shall comply and shall ensure that its employees, agents and representatives (“Consultant Parties”) comply with all Laws.

11.2
The technical data, drawings, information, specifications or materials furnished to or developed by Consultant in the performance of the Order (collectively, “Regulated Information”) may be subject to U.S. export control Laws, including the Export Administration Regulations and the International Traffic in Arms Regulations. Consultant may not, and may not permit any third parties to, directly or indirectly, export, reexport, or release any Regulated Information to any jurisdiction or country to which, or any party to whom, the export, reexport, or release of any Regulated Information is prohibited by applicable Laws. Consultant is responsible for any breach of this Section 11.2 by Consultant Parties and their respective successors and permitted assigns, parents, affiliates, employees, officers, directors or agents. Consultant shall provide prior written notice of the need to comply with such Laws to any person, firm, or entity which it has reason to believe is obtaining any such Regulated Information from Consultant with the intent to export or reexport.

11.3
Unless this Agreement is exempt from Executive Order 11246, under the rules and regulations of the Secretary of Labor (41 C.F.R. § 60), Consultant agrees that during the performance of this Agreement, it will fully comply with the provisions of the equal opportunity clause as set forth in Section 202 of Executive Order 11246 and 41 C.F.R. § 60-1.4(a)(1-7), which provisions are hereby incorporated by reference and made a part of this Agreement. During the performance of this Agreement, Consultant also agrees that it will fully comply with the applicable equal opportunity provisions of the Rehabilitation Act of 1973, as amended, and applicable regulations, 41 C.F.R. § 60-741, et seq., and the Vietnam Era Veterans Readjustment Act of 1974, as amended, and applicable regulations, 41 C.F.R. § 60-2.50, et seq., which are hereby incorporated by reference and made a part of this Agreement. Consultant certifies that it does not and will not maintain or provide for its employees any facilities that are segregated by race, color, religion or national origin, or permit its employees to perform any services at any location, under its control, where segregated facilities are maintained, and Consultant will obtain a similar certification for all non-exempt Subcontractors, as required by 41

C.F.R. § 60-1.8. Consultant and its Subcontractors shall abide by the requirements of 41 CFR 60-300.5(a) prohibiting discrimination against qualified protected veterans and requiring affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans. Consultant and its Subcontractors shall abide by the requirements of 41 CFR 60-741.5(a) prohibiting discrimination against qualified individuals on the basis of disability and requiring affirmative action by covered prime Consultants and Subcontractors to employ and advance in employment qualified individuals with disabilities. Consultant further agrees that to the extent applicable, including the purposes of promoting small and small disadvantaged businesses, Consultant will fully comply with the requirements of the Small Business Act, 15 U.S.C. Section 631, et seq., and the Office of Procurement Policy Act, 41 U.S.C. Section 423, et seq., as implemented in the Federal Acquisition Regulations found at 48 C.F.R. Part 1, et seq., all of which are hereby incorporated by reference and made part of this Agreement. Consultant shall provide Buyer with information, as requested by Buyer, to support any reporting that Buyer must make pursuant to legal requirements, including information that Buyer needs or otherwise requests in order to comply with reporting requirements of 48 C.F.R. 53.219 concerning small, small disadvantaged, and women-owned small businesses. Notwithstanding the foregoing, Consultant shall comply with the applicable regulations identified in 48 CFR 52.244-6, all of which are incorporated herein by reference. Consultant shall ensure that any Subcontractors do the same. In addition, Consultant shall, if applicable, comply with the Fair Labor Standards Act of 1938 (particularly Sections

6, 7 and 12 thereof), as amended; the Social Security Act, as amended; and federal and state unemployment tax Laws.

11.4
Consultant shall comply with all applicable privacy and data protection Laws (“Data Protection Legislation”). If requested by Buyer in order to comply with applicable Data Protection Legislation, Consultant shall enter into a data processing agreement in a form approved by Buyer that meets the requirements of the applicable Data Protection Legislation. Without limiting the generality of the foregoing, if Consultant will be processing any personal data that is subject to the General Data Protection Regulation ((EU) 2016/679) (“GDPR”) in connection with the Work, then Consultant shall enter into a data processing agreement in a form approved by Buyer that meets the requirements of the GDPR.

11.5
Consultant acknowledges, and agrees to comply with, Buyer’s commitment that all business activities be conducted ethically, with integrity, and in full compliance with both the letter and the spirit of the Laws and regulations applicable to those activities. This commitment applies without limitation to the award of contracts/subcontracts on an impartial/competitive basis, personal business conduct, internal control systems, the giving/receiving of gifts, and correct documentation and registration of financial accounts. No employee of Buyer is authorized to ask Consultant to operate on Buyer’s behalf in an illegal manner or in contrast with Buyer’s business-conduct policies. Should Consultant ever receive, directly or indirectly from any Buyer representative, a request that Consultant believes is contrary to the provisions of this Article, Consultant shall immediately notify Buyer’s general counsel.

11.6
Consultant acknowledges receipt of a copy of The Babcock & Wilcox Company Code of Business Conduct (also available online at http://ethics.babcock.com/cobclanding.asp) and The Babcock & Wilcox Company Supplier Code of Conduct (also available online at http://www.babcock.com/en/about/-

/media/95a538b756aa4c17be46f70fd3cd75b4.ashx) (the “Codes”), and Consultant acknowledges that it has reviewed and understands the Codes and will comply with same in all respects throughout the term of the Order. Upon request, Consultant shall certify acknowledgement of receipt, review, understanding, and compliance with these Codes. In the event that Buyer reasonably believes that Consultant has violated the standards and requirements set forth in either of the Codes, Buyer may terminate this Order with no further liability of any nature whatsoever to Consultant hereunder.

11.7
Without limiting the generality of the foregoing or the effect of any other provision of the Order, and to the extent Consultant performs any of Work or obtains any of the Goods required under the Order in or from a foreign country: (a) Consultant represents and warrants that it is familiar with the Foreign Corrupt Practices Act, as amended, (the “FCPA”). Consultant further represents that, in particular, it is familiar with the prohibitions of the FCPA against paying or giving anything of value, either directly or indirectly, to foreign officials, candidates or political parties for the purpose of securing any improper advantage for a company, including assisting a company in obtaining or retaining business; and (b) Consultant may not make any offer, payment, promise to pay, gift, or promise to give monies or anything of value; nor authorize any such offer, payment, promise to pay, gift, or promise to give by anyone acting for or on behalf of Consultant or Buyer; to any government official, any political party or official thereof, any candidate for political office, any official of a public international organization, or any other person that is contrary to the provisions of the FCPA, as amended.

11.8
Consultant acknowledges that the representations and warranties provided in this clause are material to Buyer’s award of the Order to Consultant. Buyer may terminate the Order at any time, without any liability or obligations to Consultant, if Buyer believes, in good faith, that Consultant has violated any provisions of this Article. Any action by Consultant which would or might constitute a violation of this Article, or a request for such action from or by a representative of Consultant, will result in immediate termination of the Order without further liability or obligation of Buyer.

12.
Insurance Requirements - The Consultant shall maintain during the term of the Agreement, at its own expense, Automobile insurance. Before the Consultant undertakes any work requested under this Agreement, the Consultant shall deliver an insurance certificate acceptable to B&W evidencing Automobile Liability coverage.

13.
Injury to Persons and Damage to Property - Consultant shall, at Consultant’s expense, release, defend, indemnify and hold harmless B&W and its parent companies, subsidiaries, affiliates, successors and assigns and their respective directors, officers, shareholders and employees (collectively, “Indemnitees”) from and against any and all loss, injury, death, damage, liability, claim, deficiency, action, judgment, interest, award, penalty, fine, cost or expense, including reasonable attorney and professional fees and costs, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (collectively, “Losses”) arising out of or related to Consultant’s acts or omissions, violation of Laws or failure to pay taxes; Liens threatened or filed on account of the services; or Consultant’s breach of this Agreement. Consultant may not enter into any settlement without B&W’s or Indemnitee’s prior written consent. WITH RESPECT TO CLAIMS AGAINST B&W PARTIES BY CONSULTANT’S EMPLOYEES, CONSULTANT AGREES TO EXPRESSLY WAIVE ITS IMMUNITY AS A COMPLYING EMPLOYER UNDER APPLICABLE WORKERS’ COMPENSATION LAWS, BUT ONLY TO THE EXTENT THAT SUCH IMMUNITY WOULD BAR OR AFFECT RECOVERY UNDER OR ENFORCEMENT OF THIS INDEMNIFICATION OBLIGATION. With respect to the State of Ohio, this waiver applies to Section 35, Article II of the Ohio Constitution and Ohio Rev. Code Section 4123.74.

14.
Disclaimer of Damages - In no event shall B&W be liable to Consultant for special, indirect, incidental, punitive, or consequential damages whether arising from tort (including strict liability), breach of contract or other theory of law or equity.

15.
Warranty - Consultant warrants to B&W that all services and work product performed hereunder will be of good quality and workmanship, free from faults and defects in conformance with the requirements of this Agreement and be completed and performed in accordance with generally accepted, industry standards and practices. Consultant provides B&W from the date of completion of the work performed hereunder, a one (1) year warranty on all warranted defects, under which warranty Consultant shall remedy at its own expense, any such defect. Consultant further warrants that any work product produced, delivered or provided by Consultant to B&W: (i) is and/or will be the original work of Consultant alone and is and/or will be developed pursuant to this Agreement; and (ii) does and/or will not, in whole or in part, infringe any patent, copyright, trade secret, or other proprietary right of any third party.

16.
Site Activities - Consultant, its employees, representative, suppliers and visitors shall be subject to the rules and regulations set by B&W and/or the owner of the facility where the services are to be performed for the safe, orderly and efficient conduct of all operations at the jobsite, including but not limited to starting and quitting time, smoking regulations, check-in and check-out procedures, jobsite safety regulations and daily cleanup. Consultant shall employ only competent and skilled personnel to perform the work and shall, if requested to do so by B&W, remove from the jobsite any personnel of Consultant whom B&W determines to be incompetent, dishonest, uncooperative or working in an unsafe manner. In the event any Consultant employee is denied access to or removed from the jobsite, Consultant shall promptly replace such individual with another who is fully competent and skilled to perform the work and any costs associated with such replacement shall be the sole responsibility of Consultant.

17.	Miscellaneous Matters

17.1
Failure on the part of either party (the “first party”) to insist on strict compliance by the other with any provisions of this Agreement shall not constitute a waiver of the other party’s obligations in respect thereof, or of the first party’s right hereunder to require strict compliance therein in the future.

17.2	This Agreement sets forth the entire understanding of the parties as to the matters included herein, and can be amended or extended only by written agreement signed by both parties.

17.3
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but this provision shall not be construed as allowing Consultant to convey or assign its rights or obligations hereunder without the prior written consent of B&W.

17.4
The obligations set forth in this Agreement are severable and divisible, and any clause or portion not enforceable thereof shall not cause the remainder of such clause or of the other obligations contained herein from being enforceable.

17.5	Consultant affirms and recognizes that this Agreement has been executed in good faith and that its obligations are compatible with the compensation as set forth in Article 3 hereof.

17.6	This Agreement may be executed in counterparts (including electronically transmitted counterparts), each of which is deemed an original and which together constitute one and the same instrument

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date last signed below.

The Babcock & Wilcox Company

By:	/s/ Kenneth M. Young	By:	/s/ Henry E. Bartoli
Name:	Kenneth M. Young	Name:	Henry E. Bartoli
Title:	Chairman and Chief Executive Officer	Title:
Date Signed:	11/5/2020	Date Signed:	11/5/2020

Exhibit A Description of Services

Consultant shall be primarily responsible for providing:

•	Advice regarding pricing, contract terms and execution methods of project proposals

•	Information and perspective related to strategic acquisitions for the Company

•	Participation, perspective and input on Price Approval Request (PAR) reviews

•	Participation and guidance on sales reviews

•	Participation and expertise in customer meetings

Exhibit B
Compensation

Compensation for Consultant shall consist of the following:

Compensation Type	Compensation Amount/Method
Base Fee	$18,750/month
LTIP Award
50,000 Restricted Stock Units

Vesting schedule and terms:
25,000 shares on June 30, 2021
25,000 shares on December 31, 2021

This Agreement must be in force on vesting date; all other terms outlined in corresponding grant agreement

[***] Incentive Award	$50,000 for each of the [***] jobs if they are booked in 2021 and this agreement is still in force
[***] Project Incentive Award
$50,000 if booked in 2021

Additional bonus opportunity based on ‘As sold gross margin’ if calculated and confirmed by CFO to be greater than 21.9%
-    Sliding scale for bonus starting with $125,000 at 22% as sold gross margin with a cap of
$250,000 at 40%
-    This bonus is net of the original $50,000 booking bonus (not cumulative)
-    As sold gross margin is calculated after inclusion of this bonus
-    Applicable on all core scope sold as part of this project, [***]

Business Related Travel	Company credit card + reimbursement for cash expenses related to business travel